UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: December 4, 2001


                            Commission File # 0-17382


             ML-LEE ACQUISITION FUND (RETIREMENT ACCOUNTS) II, L.P.
      (Exact name of registrant as specified in its governing instruments)


                               Delaware 04-3028397
         (State or other jurisdiction (IRS Employer Identification No.)
                        of incorporation or organization)


                       4 World Financial Center-26th Floor
                            New York, New York 10080
              (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (800) 288-3694


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ITEM 5.  OTHER EVENTS.

         ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. (the "Fund") holds a Senior Subordinated Note issued by Big V Supermarkets, Inc. ("Big V") and shares of common stock of Big V Holding Corp., Big V's corporate parent ("BVH," and together with Big V and certain other affiliates, the "Big V Entities"). The Fund's previous filings indicate that the Fund has written down to zero its carrying value for these investments in Big V and BVH as of September 30, 2001 and that it was the Fund's understanding that the Big V Entities were considering various financial and operational alternatives in light of recent bankruptcy court decisions.

         On or about November 16, 2001, Big V announced that it had entered into a term sheet with Wakefern which it intended would form the basis for a plan of reorganization to be proposed to Big V's creditors and interest holders by both Big V and Wakefern. The term sheet provides, among other things, for the sale of Big V's assets to Wakefern in exchange for approximately $150 million in cash and assumed liabilities (subject to closing and post-closing adjustments) and the resolution of various disputed and contingent claims by and between Big V and Wakefern. The term sheet indicates that Wakefern will release claims that it might have against the Fund and others under the various agreements between the parties. The consideration being proposed by Wakefern is insufficient to fully satisfy creditor claims against Big V which are senior to the Fund in right of payment. Consummation of the transaction set forth in the term sheet between Big V and Wakefern also is contingent on a variety of conditions, including, without limitation, confirmation of a plan of reorganization. At present it is not possible to predict whether the proposed transaction with Wakefern will be consummated, and if so, whether any of its terms might be modified or amended prior to any closing.

         In addition, certain former employees of Big V recently instituted litigation alleging wrongful termination and other claims related to their interests as shareholders in the Big V Entities. Such litigation names the Fund, ML-Lee Acquisition Fund II, L.P., Thomas H. Lee Equity Partners, L.P., Thomas H. Lee and certain other former officers and directors of the Big V Entities as defendants.

         Furthermore, various creditors and creditor constituencies of Big V which hold, in the aggregate, a substantial amount of Big V's debt, have threatened claims against the Fund, ML-Lee Acquisition Fund II, L.P., Thomas H. Lee Equity Partners, L.P., and certain persons related to the Fund who have served as directors of Big V, alleging claims based upon the pursuit of the strategy described in the Wakefern Litigation.

         Finally, the group of banks which loaned money to Big V under its senior credit facility (the "Bank Group") has threatened claims similar to those described above and also for alleged breaches of Big V's credit agreement. Although the Bank Group has not asserted a claim against the Fund directly, certain of the persons who serve as directors of Big V may be entitled to indemnification from the Fund for the claims so threatened.

         The Fund disputes the claims described above and believes that insurance likely is available to cover some or all of these potential damage claims. In addition, the Fund has participated and is participating in discussions regarding the reorganization of Big V, which may result in the resolution of some or all of these claims.

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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the 4th day of December, 2001.

                                ML-LEE ACQUISITION FUND (RETIREMENT ACCOUNTS) II, L.P.
                                By:      Mezzanine Investments II, L.P.,
                                         its Managing General Partner
                                By:      ML Mezzanine II Inc.,
                                         its General Partner

Dated:  December 4, 2001        By:/s/ Kevin T. Seltzer
                                   Kevin T. Seltzer, Vice President and
                                   Treasurer
                                   ML Mezzanine II, Inc.
                                  (Principal Financial Officer of Registrant)